CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
FINANCING UPDATE
June 16, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE:CNR; AMEX:CNR) announced today that a group of eight separate foreign private investors have signed non-binding letters of intent with the Company detailing the principal terms of a proposed standby underwriting agreement that upon execution is expected to provide an aggregate firm commitment to purchase up to $24.2 million in unsubscribed for shares in the Company’s planned rights issue first announced on April 23, 2008, thus ensuring a successful offering. The standby underwriters will agree to purchase, at the same subscription price as common stockholders, shares of CanArgo common stock not otherwise purchased by stockholders in the rights offering. The underwriting agreement, which will contain customary underwriting conditions including registering the offering with the U.S. Securities and Exchange Commission, is expected to be put in place once stockholder approval to the planned share capital expansion is obtained at the Company’s forthcoming annual meeting of stockholders.
Vincent McDonnell, Chairman, President and Chief Executive Officer commented, “We are extremely pleased to have signed the heads of terms with the potential underwriters who intend to fully guarantee the offering, and we see this as an expression of their confidence in the potential of CanArgo’s projects in Georgia. The planned financing will significantly strengthen CanArgo in the short-term and we believe will provide the capital resources to enable us to take advantage of the current high market price for oil by allowing us to progress our production enhancement strategy at the Ninotsminda Field. It will also enable us to move forward with our ongoing evaluation of the Manavi oil discovery”.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com